BRITISH
COLUMBIA

Number: BC0607937

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ALDA PHARMACEUTICALS CORP. changed its name to NUVA PHARMACEUTICALS INC. on July 24, 2013 at 01:08 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On July 24, 2013

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada